Contacts:
Cris Larson	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8505	360-668-3701
cris.larson@pdl.com	jennifer@cwcomm.org

PDL BioPharma Announces Retirement of $54.3 Million of 2.75% Convertible Notes Due 2023

INCLINE VILLAGE, NV, September 16, 2010 – PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) announced today that it has completed the retirement of the remaining $54.3 million in aggregate principal of the Company’s 2.75% Convertible Subordinated Notes, due August 16, 2023 (the “2023 Notes”) in exchange for 8.9 million shares of common stock and $4.2 million in cash.  With the completion of this redemption, no 2023 Notes remain outstanding.

In accordance with the terms of the 2023 Notes, the Company previously issued a redemption notice to redeem the 2023 Notes at a redemption price of 100% of the outstanding principal amount, together with accrued and unpaid interest to, but excluding, the redemption date of September 15, 2010.  Note holders could elect to convert their 2023 Notes into the Company’s common stock on or before September 14, 2010.  Accordingly, note holders elected to convert $50.1 million of 2023 Notes into 8.9 shares of common stock at the existing conversion price equivalent to $5.64 per share.  With the retirement of the 2023 Notes, the Company has 139.7 million shares of common stock outstanding.

About PDL BioPharma

PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. PDL is focused on maximizing the value of its antibody humanization patents and related assets. The Company receives royalties on sales of a number of humanized antibody products marketed today based on patents that expire in late 2014. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

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